Exhibit 3.1

Record Nurrnber Fllecl In the Office af C3159 - 1991 f'Jlff ೦ FlUng - Numberrrom: 1v1arr. 1 - 111 F202610081657 FUecl Oil Secretary of State State Of Nevada 10/0812026 12•53 PM Number of Pages 2 r - ·· - 12: - :fo:ss i:i.m.10 ೦ 01 - 2020 I 4 I 120241ss09s To: Pogo: 4 of 5 2026·10 - 0712:31:41 PDT •Nl ೦ VADA ೦ SECRETARVo/STATE 401North Carson Street Carson City, Nevada 89701·4201 (776) 684 - 5708 Profit Corporation Certificate of Amendment tPuRsuANT To NRs 78.3so. 78.3ss. 78.39oJ Certificate to Accompany Restated Articles or Amended and R$stated Arti.cles (PuRsuANT To NRs 78.403J Officer's Statement (PURSUANT To NRs so.030J TYPE OR PRINT· USE DARK INK ONLY· DO NOT HIGHLIGHT Name of entity as on file with the Nevada Secretary of State: l ( Aetblon Medicul, Inc. i 1. EntityInformation: - ·· -- · -------------- · - · -- ·· · --- · - · - - - - _; .. Entity or Nevada 8Ltsiness Identification Number (NVID): 'N V 1991 l022343 _, - ·· - - ·· . - - - -- ---- ·" Certificate to Accompany Restated Articles or Amended and Restated Articles , - [ Restated Artlcles:The articles are being restated without any changes and include all amendments made up to the date of this certificate. The certificate mustbe signed by an officer of the corporation. StatutoryStatement:The officer signing lhis cerliflcate confirms that they are authorized to do so by a board resolution adopted on the date listed, and that this certificate accurately reflects the articles of incorporation as amended as of that date. Date the board of directors adopted the resolution to approve the restated articles: - Date: ೦ - - ·• Amended and Restated Articles: The articles are being restated to include all previous amendments and the current changes. 2. Restated or Amended and Restated Art/oles: (Domestic corporations) If @ † lfilil)g, complete sections 1, 2, and 7. If /!mending and restating, complete sections 1, 2, 3, 6 and 7. You must Include the Restated Articles or the Amended and Restated Articles with this filing. - ೦ Certificate of Amendment to Articles of lncorporatlon - Before Issuance of Stock (Pursuant to NRS78.380) Statutory statement: The signers are at least two - tl1irds of the incorporators or two - thirds of the board of directors, and as of the date of the certificate, the corporation has not Issued any voting stock. 3. Amendment Filing Type: (Select only one box) Domestic Corporation If amending, complete sections 1 , 3 , 6 and 7 . 00 Certificate of Amendment to Articles of Incorporation·After Issuance of Stock (Pursuant to NRS 78.385 and 78.390) CJ Check this box if the amendment is for a name change only. • No stockholder approval is requlrecl for a name change under NRS 78.390(8). ?' If the amendment includes other changes, confirm the following: • The proposed amendment(s) were submitted to the stockholders for approval • Stockholders holding at least a majority of the voting power (or greater. if required by the articles or law) approved the amendment(s). • Voting Results (e.g., number of shares for/against or percentage approved): !92% You must include the filing fee with this form. See the instructions for more information. Page 1 of 2 Revised: 7/1/2026

1

12:30:35 p.m. 10-07-2026 | 5 | 12024785098

To: Page: 5 of 5 2026-10-07 12:31:41 PDT 12024785098 From: Mark Diffenbau

FRANCISCO V. AGUILAR
NEVADA
SECRETARY of STATE

401 North Carson Street Carson City, Nevada 89701-4201
(775) 684-5708

Profit Corporation

Certificate of Amendment (PURSUANT TO NRS 78.38, 78.385, 78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

4. Officer's Statement: Foreign corporations only. Complete 1, 4, 6 and 7.	Name used in the home state (if different from the name used in Nevada): [ ] Jurisdiction of formation (state or country): [ ] Attach a certified copy or certificate showing that amendments were filed in the state where the corporation was formed.
5. Effective Date and Time: (Optional)	Date: [ ] Time: [ ] Effective date is not to exceed 90 days of the filing date of this form. If left blank, this form will be effective upon filing with the SOS. If you select a later effective date but the effective time is left blank, the effective time will be at 12:01 Pacific time on the specified date.
6. Describe the Changes:	Applicable changes (select all that apply): ☐ The entity name has changed ☐ The registered agent has changed (attach Certificate of Acceptance from new registered agent) ☐ The entity's purpose has changed ☐ The initial Board of Directors/ Trustees or Stockholders from the organization have changed ☐ IRS tax language added. ☐ The organization changed the articles ☐ The organization deleted articles ☒ The authorized shares have been amended ☐ Other The organization amended the articles as follows: (provide article numbers, if available) "Article V. Common Stock and Voting. The Corporation shall have the authority to issue an aggregate of two hundred million (200,000,000) shares, with a par value of $0.001 per share. All shares will be of the same class, designated 'common' shares, with the same rights. Shares may be issued only as fully paid and non-assessable, and may be issued at such times, upon such terms and conditions and for such consideration as as the Board of Directors shall determine. Each common share shall be entitled to one vote concerning all matter as to which the Corporation's stockholders shall be entitled to vote. The Corporation's common stock shall not be subject to assessment to pay any debts of the Corporation." (attach additional page[s] if necessary)
7. Signature: (Required)	James — Print First Name Frakes — Print Last Name X DocuSigned by: James Frakes 0A4CCF385C4B42E... — Signature CEO and CFO — Title Attach additional page(s) if additional signatures are necessary.

You must include the filing fee with this form. See the instructions for more information.

Page 2 of 2
Revised: 7/1/2026